As filed with the U.S. Securities and Exchange Commission on July 2, 2025

Registration No. 333-279869

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3 REGISTRATION STATEMENT NO. 333-279869

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SATIXFY COMMUNICATIONS LTD.
(Exact name of Registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SatixFy Communications Ltd.
12 Hamada St., Rehovot 670315
Israel
+(972) 8-939-3200
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, and telephone number, of agent for service)

With copies to:

Brian P. Fenske
Lee McIntyre
Norton Rose Fulbright US LLP
1550 Lamar St., Suite 2000
Houston, Texas 77010
Tel: 713 651 5151

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

 EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

SatixFy Communications Ltd. (“SatixFy” or the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form F-3 (the “Registration Statement”), which has previously been filed with the Securities Exchange Commission (the “SEC”), to (i) terminate any and all offerings and (ii) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant under the following Registration Statement:

•
Registration Statement on Form F-3, Registration No. 333-279869, filed with the SEC on May 31, 2024, and declared effective by the SEC on June 10, 2024, registering the sale, from time to time, in one or more offerings of Ordinary Shares up to the aggregate amount of $100,000,000.

On July [2], 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) , dated as of April 1, 2025, by and among MDA Space Ltd., an Ontario corporation (“Parent”), MANTISRAEL OPERATIONS 1 Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub 1”), MANTISRAEL OPERATIONS 2 Ltd., an Israeli company and an indirect wholly-owned subsidiary of Parent (“Merger Sub 2”), and the Registrant, as amended, Merger Sub 2 merged with and into the Registrant, with the separate corporate existence of Merger Sub 2 thereupon ceasing and the Registrant continuing as the surviving company, and Merger Sub 1 merged with and into the Registrant, with the Registrant continuing as the surviving company and an indirect wholly-owned indirect subsidiary of Parent (the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement, as of the date of this Post-Effective Amendment is declared effective by the SEC.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on the 2nd day of July 2025.

SATIXFY COMMUNICATIONS LTD.

By:	/s/ Nir Barkan
Name: Nir Barkan
Title: Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SatixFy Communications Ltd. has signed this post-effective amendment in the City of New York, State of New York, on the 2nd day of July 2025.

Authorized U.S. Representative-PUGLISI & ASSOCIATES.

By:	/s/ Colleen A. De Vries
	Name:	Donald J. Puglisi
	Title:	Managing Director

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.